CONSULTANT AGREEMENT

This Consultant Agreement (the “Agreement”) is made and entered into as of April 20, 2007 (the “Effective Date”), by and between Handheld Entertainment, Inc., a Delaware corporation (the “Company”), and Kieran O’Neill, an individual having an address at 5 Braeside Close, Winchester, Hampshire, United Kingdom SO22 4JL (“Consultant”).

WHEREAS, Dorks LLC, a Washington limited liability and a wholly owned subsidiary of the Company, has entered into an asset purchase agreement, dated even date herewith (the “Purchase Agreement”), to acquire the assets and business of Holylemon.com (the “Business”), from Consultant; and

WHEREAS, the Company desires to engage Consultant to assist the Company with the transition of the Business and to advise the Company regarding the Business, and Consultant desires to be engaged by the Company for such purposes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Engagement of Services. The Company hereby retains Consultant, and Consultant hereby agrees to be retained to render services to the Company, upon the terms and conditions set forth herein.

2.  Services. During the Term (as defined in Section 12 below), Consultant agrees to devote no less than forty (40) hours per week (i) advising the Company regarding the transition of the Business; and (ii) managing the Business, which will include, among other things, updating the Holylemon.com website with media content, maintaining link trades, answering user questions, and, in general, ensuring that the Business is properly functioning (the “Services”). The Company and Consultant expect that Consultant will render such services remotely (i.e., outside of the United States). However, Consultant agrees to be available to render the Services to the Company for a period of no less than one (1) week per calendar month at the Company’s San Francisco office (the “On-Site Services”), at such times as reasonably requested by the Company. Consultant agrees that in performing the Services, he will neither undertake nor cause, nor permit to be undertaken, any activity which is illegal under any applicable law or would have the effect of causing the Company to be in violation of any applicable laws.

3. Compensation; Reimbursement. Consultant will be entitled to a consulting fee of $2,000 per calendar month for each month during the Term (the “Fee”) for the Services rendered to the Company. The Fee (or pro rata portion thereof as will have been earned by Consultant at such time) will be payable by the Company monthly. The Company will reimburse Consultant for all out-of-pocket business expenses reasonably incurred in connection with the performance of the Services during the Term within thirty days of submission of evidence of such expenses in a form satisfactory to the Company. Expenses in excess of $250 in the aggregate, incurred in a single month, excluding travel and lodging expenses incurred in connection with the On-Site Services, will require separate prior written approval from the Company.

4. Independent Contractor Relationship. Consultant will at all times be acting and performing hereunder as an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant is not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Company. Consultant will not have any authority to bind the Company, nor will the Company be able to bind Consultant in any manner nor will either party hereto incur any liability as a result of the other party’s actions or inactions with respect to any third party. Consultant will at all times disclose that he is an independent contractor of the Company and will not represent to any third party that he is an employee, agent, partner, co-venturer or representative of the Company. Consultant will not be entitled to any of the benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. The Company will not withhold any funds from Consultant for tax or other governmental purposes, and Consultant will be solely responsible for the payment of same and the filing of all tax returns with any U.S. or foreign tax authority. Consultant is solely responsible for maintaining adequate records of expenses incurred in the course of performing the Services hereunder.

5. Confidential Information; Company Property. Consultant recognizes, acknowledges and agrees that secret, proprietary and confidential information regarding the Company and its affiliates, including without limitation, information relating to or concerning its business, products, intellectual property, customers, suppliers, sources of leads, financial information, data or condition, market research and development, processes, techniques, know-how, business plans and results, strategies, pricing, prospects, technology, software and all other business information (the “Confidential Information”) is a valuable, special and unique asset of the Company, and that such Confidential Information is received by Consultant in confidence as a fiduciary. Accordingly, Consultant will not, at any time, during or after the Term, use or disclose to any person or entity, and will keep confidential, any and all Confidential Information. Consultant agrees upon termination or expiration of this Agreement for any reason, to immediately return to the Company all property of the Company, in Consultant’s possession, including, but not limited to, all books, records, papers, computer disks, thumb drives, equipment, customer lists, sales figures and forecasts, designs relating to the business of the Company and its affiliates. All references to the Company in Sections 5 through 9 hereof will include the Company and its subsidiaries, and any future, direct or indirect, parent of the Company, or successor(s) thereto.

6.  Right to Inventions.

6.1  Consultant will promptly disclose, grant and assign to the Company for its sole use and benefit any and all marks, designs, logos, inventions, improvements, technical information and suggestions relating in any way to the business conducted by the Company, and Holylemon.com, which Consultant may develop or which may be acquired by Consultant during the Term, together with all trademarks, patent applications, letters, patents, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement or technical information (collectively, "Inventions"). In connection therewith, Consultant will (at the Company’s sole cost and expense) take all actions requested by the Company to assign and/or confirm the assignment of any Invention to the Company.

6.2  To the extent any of the rights, title and interest in, to and under Inventions cannot be assigned by Consultant to the Company, Consultant hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Inventions can neither be assigned nor licensed by Consultant to the Company, Consultant hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company, or any of its affiliates and each of their successors in interest to such non-assignable and non-licensable rights. Consultant hereby grants to the Company or the Company’s designees, a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any prior inventions which Consultant incorporates, or permits to be incorporated, in any Inventions. Notwithstanding the foregoing, Consultant agrees that he will not incorporate, or permit to be incorporated, any prior inventions of Consultant in any Inventions without the Company’s prior written consent.

7.  Future Innovations. The Consultant recognizes that Inventions relating to his activities during the Term and conceived, reduced to practice, created, derived, developed, or made by Consultant, alone or with others, within six (6) months after termination or expiration of the Term may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while in the service of the Company. Accordingly, Consultant agrees that such Inventions will be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during the Term and will be promptly assigned to the Company.

8.  Cooperation in Perfecting Rights to Proprietary Information and Innovations.

8.1  Consultant agrees to perform, during and after the Term, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned or licensed to, or whose rights are irrevocably waived and will not be asserted against, the Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Inventions.

8.2  In the event that the Company is unable (after reasonable efforts) to secure Consultant’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Inventions (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Consultant hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as his agents and attorneys-in-fact to act for and on his behalf and instead of him, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under Inventions, all with the same legal force and effect as if executed by Consultant.

9.  Covenant Not To Compete or Solicit.

9.1  The Consultant recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties hereto agree and acknowledge that it is necessary for the protection of the Company that the Consultant agree, and accordingly, the Consultant does hereby agree, that he will not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” (as those terms are defined in Section 9.5 below):

(a)  Engage, directly or indirectly, in any line of business in which the Company was engaged or plans to engage in during the period of Consultant’s service to the Company, including but not limited to the business of owning and operating user-generated content entertainment websites, either on his own behalf or as an officer, director, stockholder, member, manager, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, investor or co-venturer of any third party; provided, however, Consultant’s ownership and operation, directly or indirectly through other entities, of one or more websites to promote online games will not be prohibited by this Section 9; or

(b)  solicit to employ or engage, for or on behalf of himself or any third party, any employee or agent of the Company.

9.2  Consultant hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and during the Restricted Period, solicit any customers of the Company.

9.3  If any of the restrictions contained in this Section 9 are deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination will have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section 9 will then be enforceable in the manner contemplated hereby.

9.4  This Section 9 will not be construed to prevent Consultant from owning, directly or indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded or listed on a national securities exchange or quoted in the over-the-counter market.

9.5  The term “Restricted Period,” as used in this Section 9, means the later of the expiration of the APA Restricted Period or the Term, plus twelve (12) months after the termination or expiration of the Term. The term “Restricted Area” as used in this Section 9 means the entire world.

10.  Observance of Company Rules. At all times while on the Company’s premises, Consultant will observe the Company’s rules and regulations with respect to conduct, health and safety and protection of persons and property.

11.  No Conflict of Interest. During the Term, Consultant will not accept work, enter into an agreement, or accept an obligation, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Company, under this Agreement. Consultant represents and warrants to the Company that there is no understanding, arrangement or obligation to which Consultant is a party or bound which conflicts with or is inconsistent with Consultant’s obligations under this Agreement or which violates the rights of any third party. Consultant agrees to indemnify and hold harmless the Company and its affiliates from any and all loss or liability incurred by reason of the alleged breach by Consultant of any agreement with any third party.

12.  Term and Termination.

12.1  Term. This Agreement is effective as of the Effective Date set forth above and will continue for twenty-four (24) consecutive months thereafter, unless sooner terminated pursuant to the provisions of the Agreement (the “Term”).

12.2  Termination. Either party may terminate this Agreement with or without cause, at any time, for whatever reason or no reason, upon 30 days prior written notice delivered to Consultant of such termination.

12.3  Survival. Neither the termination or expiration of this Agreement, nor of Consultant’s engagement hereunder, will terminate or affect in any way, any provision of this Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of Sections 5 through 9.

13.  General Provisions.

13.1  Successors and Assigns. The provisions of this Agreement will be binding upon, and will inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the immediately prior sentence, Consultant may not subcontract or otherwise delegate his obligations under, or assign, this Agreement without the Company’s prior written consent.

13.2  Notices. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, on the date of such delivery; (b) by nationally-recognized overnight courier, on the next business day after the date sent; (c) by telecopy or facsimile transmission, when sent upon receipt of acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, on the fifth business day from the date sent. Notice will be sent to the addresses set forth in the Purchase Agreement or to such other address as either party may specify in writing.

13.3  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to principles of conflicts of laws. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in San Francisco County, California, with respect to any claim, controversy, or dispute related to the enforcement or interpretation of this Agreement.

13.4  Severability. If any provision of this Agreement is finally determined by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, then (i) such objectionable provision will be deemed amended to the extent necessary so as to make it legal, valid, and enforceable, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

13.5  Waiver; Amendment; Modification. No term or provision hereof will be considered waived by Company, and no breach excused by Company, unless such waiver or consent is in writing signed by Company. The waiver by Company of, or consent by Company to, a breach of any provision of this Agreement by Consultant, will not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant. This Agreement may be amended or modified only by mutual consent of the parties hereto in writing.

13.6  Injunctive Relief. Consultant acknowledges that Consultant’s breach or threatened breach of any provision, representation, warranty or covenant of this Agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and Consultant agrees that, in the event of such breach, or threatened breach, the Company will be entitled, in addition to any other rights and remedies the Company may have at law or in equity, without posting any bond, to an injunction enjoining and restraining the Consultant from doing or continuing to do any act which violates this Agreement.

13.7  Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings or arrangements between the parties hereto, whether oral or written, between the parties with respect thereto.

13.8  Use of Counsel. Each of the parties hereto represents that he or it has consulted with competent counsel of his or its own choosing in connection with the negotiation and execution of this Agreement.

13.9  Counterparts.This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

“Company”	“Consultant”

HANDHELD ENTERTAINMENT, INC.

By: /s/ William J. Bush Name: William J. Bush Title: Chief Financial Officer	/s/ Kieran O’Neill KIERAN O’NEILL